As filed with the Securities and Exchange Commission on May 15, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3667491
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, NV	89109
(Address of Principal Executive Offices)	(Zip Code)

Pinnacle Entertainment, Inc.

2005 Equity and Performance Incentive Plan, As Amended

(Full title of the Plan)

JOHN A. GODFREY, ESQ. Pinnacle Entertainment, Inc. 3800 Howard Hughes Parkway Las Vegas, NV 89109 (702) 784-7777	Copy to: ALVIN G. SEGEL, ESQ. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 (310) 277-1010
(Name, address, telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, $.10 par value	8,420,755	$16.66 $28.37	$220,247,357	$23,567

(1)	This Registration Statement (the “Registration Statement”) covers 4,500,000 shares of Common Stock, par value $0.10 per share, of Pinnacle Entertainment, Inc. (“Registrant”) available for awards (including any options, stock appreciation rights, restricted stock awards, performance awards or dividend equivalents) under the Registrant’s 2005 Equity and Performance Incentive Plan, As Amended (the “2005 Plan”) and up to 3,920,755 shares of the Registrant’s common stock represented by existing options granted under Prior Plans and Individual Arrangements (as such terms are defined below) which will also become available for awards under the 2005 Plan to the extent that such options are forfeited, expire or otherwise terminate without issuance of shares of common stock, or which are settled for cash or otherwise do not result in the issuance of shares of common stock, on or after the effective date of the 2005 Plan. For purposes of this Registration Statement, the term “Prior Plans” refers, collectively, to the Registrant’s 1993, 1996, 2001 and 2002 Option Plans, as amended, and the term “Individual Arrangements” means the Nonqualified Stock Option Agreement dated as of January 11, 2003 by and between the Registrant and Stephen H. Capp, and the Nonqualified Stock Option Agreements dated as of April 10, 2002 by and between the Company and Daniel R. Lee.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may result from anti-dilution adjustments under the above-named plan and which may hereinafter be offered or issued pursuant to the above-named plan to prevent dilution resulting from stock dividends, stock splits, recapitalizations or certain other capital adjustments.

(3)	Estimated solely for the purpose of calculating the registration fee and calculated as follows: (i) with respect to options previously granted under the 2005 Plan covering 1,592,610 shares of common stock, on the basis of the weighted average exercise price of such option grants of $16.66 per share, and (ii) with respect to 6,828,145 shares associated with awards to be granted under the 2005 Plan, on the basis of $28.37 per share, the average of the high and low prices of the Registrant’s common stock on May 10, 2006, as reported on the New York Stock Exchange (the “NYSE”), pursuant to Rule 457(c) and (h) promulgated under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act. The fee is calculated as the sum of: (i) the exercise price for options previously granted pursuant to the 2005 Plan described above for 1,592,610 shares, which portion of the fee totals $2,839, and (ii) the average of the high and low prices of the Registrant’s common stock on May 10, 2006, as reported on the NYSE for the remaining 6,828,145 shares which may be the subject of awards, which portion of the fee totals $20,728.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed by Pinnacle Entertainment, Inc., a Delaware corporation (the “Registrant”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ending on March 31, 2006;

(3)	the Registrant’s Current Reports on Form 8-K, filed January 3, 2006, January 6, 2006, January 6, 2006, January 10, 2006, January 13, 2006, March 2, 2006, April 24, 2006, April 27, 2006, May 2, 2006 (Item 8.01 only), May 3, 2006, May 5, 2006, May 9, 2006 and May 12, 2006;

(4)	the Registrant’s proxy statement dated April 10, 2006; and

(5)	the description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 8-A/A, filed August 10, 2001, as amended by the Registrant’s Current Reports on Form 8-K filed January 26, 2004 and May 9, 2005, and including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the rules of the Securities and Exchange Commission) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation, as amended, includes a provision that limits a director’s personal liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article XII of the Registrant’s Restated Certificate of Incorporation, as amended, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

As permitted by Section 145 of the DGCL, the Registrant’s Restated Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Registrant with respect thereto.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant. The employment agreements of certain of the Registrant’s executive officers contain indemnification provisions that provide for the maximum protection permitted under applicable law.

The Registrant entered into an Indemnification Trust Agreement (the “Indemnification Trust Agreement”) on August 16, 2005, to create an indemnification trust to provide a source for (i) indemnification of and advancement of expenses to the Registrant’s present and future directors and certain executive officers arising from their activities as such and (ii) payments for the premiums for directors and officers insurance purchased by the Registrant from time to time, in the event that the Registrant does not or is not financially able to fulfill such obligations or make such payments. At the time of creation, the Registrant irrevocably deposited $5.0 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5.0 million. The beneficiaries’ representative will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the trust expires on August 16, 2015, at which time any remaining trust funds will be distributed to the Registrant, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-K, filed May 9, 2005 (File No. 001-13641)

4.2	Restated By-laws of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed May 9, 2005 (File No. 001-13641)

4.3	Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed May 12, 2006 (File No. 001-13641)

4.4	Form of Stock Option Grant Notice and Form of Stock Option Agreement for 2005 Equity and Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed May 20, 2005 (File No. 001-13641)

5.1*	Legal Opinion of Irell & Manella LLP

23.1	Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on signature pages filed herewith)

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 15th day of May, 2006.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Stephen H. Capp
Stephen H. Capp
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel R. Lee, Stephen H. Capp, Wade W. Hundley and John A. Godfrey, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel R. Lee Daniel R. Lee	Chairman of the Board and Chief Executive Officer	May 15, 2006

/s/ Stephen H. Capp Stephen H. Capp	Executive Vice President and Chief Financial Officer	May 15, 2006

/s/ John V. Giovenco John V. Giovenco	Director	May 15, 2006

Bruce A. Leslie	Director

/s/ Michael Ornest Michael Ornest	Director	May 15, 2006

/s/ Timothy J. Parrott Timothy J. Parrott	Director	May 15, 2006

/s/ Lynn P. Reitnouer Lynn P. Reitnouer	Director	May 15, 2006

/s/ Richard J. Goeglein Richard J. Goeglein	Director	May 15, 2006

/s/ James L. Martineau James L. Martineau	Director	May 15, 2006

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-K, filed May 9, 2005 (File No. 001-13641)

4.2	Restated By-laws of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed May 9, 2005 (File No. 001-13641)

4.3	Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed May 12, 2006 (File No. 001-13641)

4.4	Form of Stock Option Grant Notice and Form of Stock Option Agreement for 2005 Equity and Performance Incentive Plan, As Amended, is hereby incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed May 20, 2005 (File No. 001-13641)

5.1*	Legal Opinion of Irell & Manella LLP

23.1	Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on signature pages filed herewith)

*	Filed herewith.